CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 25, 2013, relating to the financial statements and financial highlights which appear in the May 31, 2013 Annual Report to Shareholders of Nuveen Georgia Municipal Bond Fund, Nuveen Louisiana Municipal Bond Fund, Nuveen North Carolina Municipal Bond Fund, and Nuveen Tennessee Municipal Bond Fund (each a series of the Nuveen Multistate Trust III, hereinafter referred to as the “Funds”), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Chicago, Illinois

September 25, 2013